Exhibit 99.1

NEWS RELEASE
Contact: Mac McConnell
Senior Vice President and CFO
713-996-4700 www.dxpe.com

DXP Enterprises, Inc. Announces Strategic Acquisition and $10 Million Increase in Credit Facility

Houston, TX, -- May 3, 2007 - DXP Enterprises, Inc. (NASDAQ: DXPE) today announced that it has entered into an agreement to acquire the business of Delta Process Equipment, Inc., one of the Southeastern United States’ top suppliers of industrial and municipal pump equipment and services. DXP expects to complete the acquisition as soon as this week. Delta Process’s territory stretches from Louisiana to Florida and north to Tennessee. Delta Process is a full service provider of pumps, pump repair and service, pump stations, water booster stations, sewage treatment plants, blowers, process gas compressors, controls, filtration equipment, and other ancillary products. Delta Process is fully equipped with fabricating, packaging and machining capabilities.

The unaudited sales and EBITDA of Delta Process for calendar 2006 were approximately $23 million and $2 million, respectively. The purchase price of approximately $10 million is expected to be funded by using available capacity under DXP’s revolving credit facility.

John Jeffery, Senior Vice President of Sales and Marketing, said, “This acquisition will add value by strengthening DXP’s position by diversifying our customer base in the municipal, wastewater and downstream industrial pump markets while adding new product lines and allowing DXP to leverage synergies across new geographic areas.” Mac McConnell, Chief Financial Officer, stated, “We anticipate this acquisition to be immediately accretive to earnings.”

DXP also announced it has increased its existing credit facility with Wells Fargo to $50 million from $40 million and extended the maturity date to July 31, 2010. All other terms of the existing credit facility remain unchanged. DXP did not pay a fee to increase the credit facility. “The terms and increase of this credit facility reflect our growth and success in strengthening DXP’s balance sheet,” said Mac McConnell, Senior Vice President and Chief Financial Officer of DXP. “The increased credit facility provides additional financial flexibility to pursue internal growth and accretive acquisitions.”

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP's vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, electrical and industrial supplies. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.

DXP's innovative pumping solutions provide engineering, fabrication and technical design to meet the capital equipment needs of its global customer base. DXP provides solutions by utilizing manufacturer authorized equipment and certified personnel. Pump packages require MRO and OEM equipment such as pumps, motors and valves, and consumable products. DXP leverages its MROP inventories and technical knowledge to lower the total cost and maintain the quality of the pump package.

SmartSource, a DXP integrated supply program, allows a more efficient way to manage the customer's supply chain needs for MROP products. The program allows the customer to transfer all or part of its supply chain needs to DXP, so the customer can focus on its core business. SmartSource effectively lowers costs by outsourcing purchasing, accounting, and on-site supply management to DXP, which reduces the duplication of effort by the customer and supplier. DXP's broad range of first-tier products provides an efficient measurable solution to reduce cost and streamline procurement and sourcing operations.

The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.